UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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COMPOSITE TECHNOLOGY CORPORATION
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January 21, 2010

Dear Stockholders,

This letter provides me an opportunity to thank you for your support of CTC, update you on the progress we made this past year and to invite you to our annual meeting.  I look forward to your support of our plans as outlined in the attached Proxy Statement.

The past year has been challenging for CTC as we, like many companies, struggled in a very difficult economic environment.  We have weathered the storm and have embarked on plans for substantial growth of ACCC® conductor sales in our CTC Cable subsidiary.  However, in the DeWind subsidiary, this very difficult year commenced with a customer’s default on payments due to bank financing being suspended for their projects.  These order defaults and the general economic climate led to our decision to either find a strategic partner for the DeWind business or sell the assets of the DeWind business in order to preserve the viability of CTC and our CTC Cable business.  The sale of the DeWind business on September 4, 2009 was the culmination of many months of difficult negotiations and hard work by the entire management team to conclude that transaction in a very difficult economy.

We have kept you informed during the year through the continued practice of conducting quarterly investor conference calls, which provided regular updates and are more informative than specific press releases.  I urge you to take advantage of these calls and read the transcripts, which we post to our website after the call. In this letter, I will highlight our 2009 fiscal year and share CTC’s current plans and efforts.

CTC Cable Corporation - Subsidiary:  Fiscal 2009 was a success in opening new markets, even though we experienced a major setback in performance of contractual commitments from our largest customer in China, where they experienced a substantial downturn in electrical demand. The marketing initiatives we put in place in prior years and our continued efforts to educate the industry as to the efficiencies and reliability of our products continued to create results, and acceptance by new customers in markets worldwide grew.  ACCC® conductor product related revenues decreased to $19.6 million in fiscal 2009 from $32.7 million in fiscal 2008, due to a decrease in orders from China of $14.5 million and Poland of $6.9 million while new customer orders in new markets increased by $9.1 million.  Gross margins decreased to 27% in fiscal 2009 from 35% in fiscal 2008, which reflected a larger portion of the revenue mix coming from lower margin ACCC® conductor in fiscal 2009 together with volume price discounts given to China.  CTC Cable cash basis costs increased by $1.5 million due to additional legal expenses related to defending our intellectual property rights.  The combination of lower revenue and increased costs resulted in non-GAAP EBITDAS (Earnings before Interest, Taxes, Depreciation, Amortization, and Stock compensation charges) losses of $4.8 million in fiscal 2009, as compared to positive EBITDAS of $3.2 million in fiscal 2008.  While we are disappointed with the financial results of fiscal 2009, we are optimistic about a return to profitability due to changes in our business development strategies in each significant market and business opportunities that are in process for fiscal 2010.   We also believe that the company is well positioned to take advantage of the emphasis on increased energy efficiency and for initiatives to build a smarter, modern grid.

During the year, considerable effort has been directed to expansion of CTC Cable’s customer base.  The strategic plan called for a broader global presence and the reduction of exposure to any one geographic market.   We grew our customer base beyond the two large customers in two geographies in 2008, to a much more stable and diverse customer base in seven geographies in 2009 by receiving new orders in the Middle East, Indonesia, Chile, South Africa, and from new customers in the U.S.  Many of these orders, although relatively small introductory orders, were to new customers.  Currently, we are actively bidding for larger projects with these customers, which we expect to win upon completion of reports detailing their favorable experiences with, and cost effective efficiencies of, ACCC® conductor installations.  We are also continuing to introduce and initiate negotiations with respect to line projects with new customers in new markets.  ACCC® conductor is currently certified to be used in the U.S., China, Chile, South Africa, Indonesia, parts of Europe, India, Mexico, Canada, Bahrain, and the UAE.  This means that we are now technically certified to sell ACCC® products in approximately 65% of the estimated worldwide transmission market, measured by installed transmission conductor.

We now have approximately 5,000 miles of ACCC® conductor installed, of which dozens of those transmission projects have produced measured third party operating data that has confirmed the superior performance and cost effective efficiencies of ACCC® conductors.  These real world confirmations have allowed us to form and deliver a compelling marketing message based on efficiency and fundamental economics. Our “Energy Efficiency” message has gained traction and is now being expanded to include the greenhouse gas emissions savings that result from reduced fossil fuel power generation as a result of lower line losses. In 2009, we won our first order involving a re-conductored line, where the decision to use ACCC® conductor was based primarily on the significant capital cost savings as well as the estimated line loss savings resulting from efficiency gains.

In December of 2009, we added a key new member to our team with the addition of John Brewster as the President of CTC Cable.  Mr. Brewster is a seasoned manager with over thirty years of accomplished experience within the power industry.  He is highly knowledgeable in all aspects of the power industry through senior management positions with NRG Energy, Inc.  A summary of Mr. Brewster’s business experience is included in the Proxy.  He will focus his attention on delivering the energy efficiency and greenhouse gas message to the utility industry by concentrating on business development and customer partnership relationships to senior utility managers.  Mr. Brewster has also had recent experience with a start-up related to greenhouse gas sequestration and is therefore familiar with overcoming some of the challenges of technology adoption in the utility sector.

Finally, during fiscal 2009, an increase in ACCC® core production capacity in our Irvine facility was completed and certified to the new ISO 9001:2008 standard.  Our 18 production machine facility is now able to produce over 18,000 kilometers of core per year.  This production level translates into a revenue capacity of between $90 million and $225 million of ACCC® conductor product related sales, depending on the size and type of product sold. With this expansion, we refined the processes used to construct our machines, resulting in the ability to rapidly expand into new facilities as required to address strategic market demand.  We already have detailed plans for a second production facility, which we would be able to quickly implement, commensurate with anticipated, accelerated sales growth.  We have sourced an adequate and reliable supply of aerospace grade carbon and resin components, and we continue our efforts to add additional qualified suppliers.

Our current plans include a continuing focus on protecting our intellectual property in both the U.S. and in other major markets.  These efforts are required to deal with various “copycat” products, which threaten to appear in various markets.  This unfortunate cost and focus of energy is a necessary result of the success and potential game changing nature of our product, which is a proven and well-deployed new high performance, energy efficient, and reduced sag conductor in the industry.  In a recent EPRI (Electric Power Research Institute) report on conductors, our ACCC® conductor was shown with the greatest deployment in the shortest time period of any new conductor introduced in the market in several decades.  This is a further testament to the product and our efforts in selling to a very conservative industry.

Currently, we are in final negotiations with a U.S. cable manufacturer to produce ACCC® conductor by mid-2010 and to supply certain of their long term customers with our energy efficient conductor.  We are also creating CTC Cable Business Development/Applications Engineering units to operate in major geographic markets to better educate and develop the market for those prospective customers.  We remain committed to localized stranding manufacturing relationships which add aluminum wire around our patented ACCC® core and have qualified additional stranding sources in key growth markets.  We now have stranding sources qualified or undergoing qualification in the U.S., China, Belgium, Bahrain, Mexico, Columbia, Argentina and Indonesia.  Additional stranding relationships are being considered in other strategic markets.  With all necessary manufacturing and material elements in place and orders booked in large strategic markets, we anticipate significant growth and profitability for our ACCC® conductor.

DeWind Inc. – Assets Sale to DSME:  The beginning of fiscal 2009 looked promising for DeWind with a newly completed significant equity placement as well as purchase orders for DeWind D8.2 turbines.  However, one month into fiscal 2009, there was a payment default of a customer, coupled with the realization that the banking crisis was unprecedented and likely going to continue, which required that our contingency plans be put into motion.   One such contingency plan included seeking a buyer for DeWind.

In December of 2008, DeWind engaged RBS Securities to identify and find potential strategic investors or acquisition candidates.  This process continued through June of 2009, when the list of over 150 potential suitors was narrowed, through a bid process, to one preferred acquirer, Daewoo Shipbuilding and Marine Engineering (DSME).  In September of 2009 we closed the sale of substantially all of the assets of DeWind in exchange for $49.5 million in cash, of which approximately $17.4 million was placed in escrow.  Of the escrowed cash, $5.55 million is scheduled for release within six months of the transaction and is tied to supply chain indemnifications, while the remainder is subject to resolution of intellectual property claims which could be lodged for as long as three years from the sale date.  We did retain certain assets and residual business that we expect will take a year to wind down but which should not impact our CTC Cable business.

While we are disappointed that we will not reap the expected benefits from the innovative wind turbine we developed during the three years we owned DeWind, we are comforted to know that we were able to liquidate this asset and that it is in capable hands.  Without the sale, we would have required a significant recapitalization of the company in a very difficult financial environment.

Corporate Activities and Next Steps:  Our Board of Directors is pleased with the current management team and pleased to be attracting new and experienced talent to contribute to the execution of our commercial plans, by innovatively increasing awareness of the advantages of our products and further penetrating the growing market.  During the year, the Board of Directors appointed Michael K. Lee as the fifth Director of the Board.  Mr. Lee comes from the investment fund community with experience in the growth of technology and clean technology companies.  With his appointment, the majority of our Board of Directors is comprised of independent directors.

As we move forward into the next year we are working diligently to enhance stockholder value.  The Board of Directors and the management team believe in the following approach for the next year.

First, our goal is to aggressively grow the CTC Cable business.  We expect to continue the strategy of expanding international growth, as we believe that substantial revenue opportunities exist worldwide. Our goals for 2010 are to re-define our relationships in the Chinese market and to gain order wins of larger sized bids including multiple general stocking orders from different customers.  We see substantial sales opportunities in North America and Latin America during this year.  We expect that the recovering economies in 2010, coupled with the new marketing message will allow us to leverage from our 2008 and 2009 customer wins and turn these into multiple repeating orders. We believe our refined marketing message is much more effective and that under the direction of our new CTC Cable President, the company will successfully communicate this message to an increasingly receptive industry.

Second, last year we mentioned our intent to list on a larger, nationally recognized stock exchange such as NASDAQ or the American Stock Exchange (now known as NYSE Alternext), however the financial markets and the circumstances surrounding DeWind were not conducive to such an event.  We continue to believe that our public market presence as a bulletin board stock is a limitation on the price and liquidity of our shares. While re-listing to a more prominent exchange is largely dependent on the success of the business, we are working diligently behind the scenes to position ourselves to re-list at the appropriate time, as evidenced by our independent board of directors.  This belief is based on discussions with various members of the investment community, who have in general stated that our current OTC Bulletin Board listing is a factor which prevents share ownership from a broader range of institutional investors who may otherwise be interested in taking a position due to our product’s potential in the vast energy efficiency infrastructure market.

Management and the Board of Directors recognize that the development of the CTC Cable business is ready for an increased business development effort, both domestically and internationally, and we have recruited qualified new managers to execute these plans.  Our focus is now squarely on returning CTC Cable to rapid revenue growth and profitability, though in the longer term, I expect that we will be able to show that the experience we gained from DeWind may bear additional fruit.  We remain very confident of the near term market opportunities for our CTC Cable business, in spite of challenges inherent to a better product in a very traditional industry.  We believe that the team is assembled, that the product has been proven, that production has been refined, that we have organized a compelling message, that we are accelerating the deployment of our marketing message of energy efficiency and that we are redefining our customer centered business development model.  We thank you for being our partner on this exciting journey.

Our best regards,

/s/ Benton H Wilcoxon

Benton H Wilcoxon
Chairman of the Board and
Chief Executive Officer

This stockholder letter contains forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a company in the early stage of commercialization risks associated with international transactions, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2009 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K.

ACCC® is a registered trademark by CTC Cable Corporation, and is the subject of pending trademark registration applications in various countries throughout the world.

COMPOSITE TECHNOLOGY CORPORATION

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
MARCH 2, 2010

To our Stockholders:

The Annual Meeting of Stockholders of Composite Technology Corporation will be held at 10:00 a.m. (PST) on Tuesday March 2, 2010, at the Atrium Hotel, 18700 MacArthur Boulevard, Irvine, California  92612 USA, for the following purposes:

1.	To elect five (5) directors, each to a one-year term or until the next annual meeting;

2.	To ratify the selection of SingerLewak LLP, as the independent auditor for Composite Technology Corporation;

3.	To transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on January 21, 2010 are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Benton H Wilcoxon
Benton H Wilcoxon
Chairman of the Board and CEO

Irvine, California
January 21, 2010

IMPORTANT

Whether or not you plan to attend the meeting, please sign, date, and return promptly the enclosed proxy, either in the enclosed envelope, which requires no postage if mailed in the United States, or, if available, vote by telephone or using the Internet as instructed on the enclosed proxy card or voting instruction card.

Promptly signing, dating, and returning the proxy, or, if available, voting by telephone or the Internet, will ensure your shares are voted and may save the Company the additional expense of further solicitation.

2026 McGaw Ave. Irvine, CA 92614, USA Tel: +1 (949) 428-8500

PROXY STATEMENT
2010 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Composite Technology Corporation to be voted at our Annual Meeting of Stockholders to be held at 10:00 a.m. (PST) on Tuesday, March 2, 2010 at the Atrium Hotel, 18700 MacArthur Boulevard, Irvine, CA 92612, USA. Stockholders of record may revoke their proxy instructions at any time before their exercise by delivering a written revocation to our Secretary, by submission of a proxy with a later date, or by voting in person at the meeting. A written revocation may be delivered by facsimile at +1 (949) 428-8515. If the shares are held by a bank, broker or other nominee, instructions provided by the bank, broker or nominee must be followed to revoke the proxy instructions. These proxy materials and the enclosed Annual Report on Form 10-K for the fiscal year ended September 30, 2009, including financial statements, are being mailed to our stockholders entitled to vote at the Annual Meeting on or about February 1, 2010. All monetary information included in this Proxy Statement is stated in U.S. dollars.

VOTING SECURITIES

Only stockholders of record at the close of business on January 21, 2010 are entitled to vote at the Annual Meeting. The total number of shares of common stock that were issued, outstanding and entitled to be voted on the record date was 288,269,660 shares, which were held of record by approximately 500 stockholders. Each share of common stock is entitled to one vote on all matters to be acted upon at the Annual Meeting.  According to our Bylaws and applicable Nevada corporate law, the holders of thirty percent of the outstanding shares (86,480,898) on the record date shall constitute a quorum, which is necessary for the transaction of business at the Annual Meeting. In accordance with applicable law, the election of directors shall be by a plurality of the votes cast. The approval of the appointment of SingerLewak LLP shall be by a majority of the votes cast. By state law, shares which abstain from voting as to these matters, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”), will not be counted as votes in favor of such matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to a proposal.

SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement. Copies of proxy materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names. We will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to the owners. In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We will only deliver one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

COMPOSITE TECHNOLOGY CORPORATION
ATTENTION: THE SECRETARY
2026 McGaw Ave.
Irvine, CA 92614, USA
Tel: +1 (949) 428-8500
Fax: +1 (949) 428-8515

Stockholders may also address future requests for separate delivery of Proxy Statements and/or annual reports by contacting us at the address listed above. Stockholders may give their consent to receive future stockholder communications by electronic means by registering such interest during voting through www.proxyvote.com . Use of this facility will save the Company the expense of future mailings.

Stockholders sharing an address with another stockholder who have received multiple copies of the Company's proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

PROPOSAL 1:   ELECTION OF DIRECTORS

Our Bylaws provide that the number of Directors on the Board of Directors shall be not less than two and not more than seven. Five directors are to be elected to our Board of Directors at the Annual Meeting. Each director will hold office for a term of one-year or until his successor is elected and qualified. The Board of Directors has nominated Benton H Wilcoxon, Michael D. McIntosh, John P. Mitola, D. Dean McCormick, III, and Michael K. Lee to serve as directors. All of the nominees currently serve on our Board of Directors. There are no family relationships among our executive officers and directors.

Neither of Messrs. Wilcoxon, McCormick, Mitola, McIntosh, or Lee nor our executive officers are parties to any material proceedings adverse to the Company; nor have any of them during the past five years:

1.              Filed a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.              Been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.              Been subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.              Been subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

5.              Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated; or

6.              Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Unless a stockholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated by the Board of Directors to fill any vacancy. Additionally the Board of Directors may elect additional members of the Board to fill any additional vacancies.

Nominees for Director

Benton H Wilcoxon, Age 60

Mr. Wilcoxon has been our Chief Executive Officer since November 3, 2001 and Chairman of the Board of Directors since February 2002. He also served as the Company’s acting Chief Financial Officer until January 2007. He also is Chairman of the following subsidiaries wholly-owned by the Company: CTC Cable Corporation, Transmission Technology Corporation, CTC Towers and Poles Corporation, and the former DeWind subsidiaries, Stribog Ltd and Stribog Inc. (both discontinued operations as of September 4, 2009). Since 2007, he has been a Director of Element 21 Golf Company.  From 1998 to 2001, he was a consultant for Magnesium Alloy Corporation, a Canadian company involved in the development of magnesium salt deposits and served as a Director from 1998 until December 2003. Between 1998 and 2000 he was a consultant to Macallan & Callanish Ltd., regarding business in Russia and Ukraine. Mr. Wilcoxon held senior positions with Ashurst Technology Ltd., a Bermuda corporation, from 1991 to 1997, culminating as Chairman, Chief Executive Officer and President. Ashurst Technology Ltd. commercialized advanced materials technologies, primarily from the Ukraine.

Michael D. McIntosh, Age 62

Mr. McIntosh, who has been a Director since January 6, 2006, is currently president of Technology Management Advisors LLC, a business consulting firm specializing in the strategy of intellectual property creation, protection and transfer. Mr. McIntosh is also currently president of The McIntosh Group, an intellectual property law firm. Both firms provide services to the Company. Mr. McIntosh is currently a member of the governing board of PhosphoSolutions, LLC a producer of specialty pharmaceutical reagents. Mr. McIntosh is also a member of the governing board of Tribal Technologies, LLC a technology developer in the field of wireless entertainment. Mr. McIntosh previously co-founded Superior MicroPowders LLC, Peak Sensor Systems LLC and MEMX, Inc. and was instrumental in the organization and start-up of these companies. Mr. McIntosh served each of these companies as a member of the Board of Directors and interim CEO. In this capacity, he negotiated the transactions to acquire underlying technologies, recruited the initial technical, management and administrative teams and sought out and arranged financing for the start-ups of each of the companies. Mr. McIntosh has worked with start-up ventures throughout his career. He is the former President and Managing Director of the law firm of Sheridan, Ross & McIntosh. Mr. McIntosh has a degree in chemical engineering from the Colorado School of Mines and a law degree from the University of Denver.

D. Dean McCormick, III, CPA, Age 56

Mr. McCormick, has been a Director since January 9, 2006, currently serves as our audit committee Chairman, is a member of our compensation committee, and is a certified public accountant. He has been the general partner of Insight Wealth Strategies, L.P. since August 2009 and president of McCormick Consulting, Inc. since July 1993. He has been a member of Insight Consulting Partners, LLC since October 2004. He was a member of the Board of Directors of BPO Management Services, Inc., a publicly traded corporation formerly known as NetGuru, Inc. (OTCBB: BPOM) and Chairman of its Audit Committee from April 2003 to December 2006. He was a member and then Chair of the Audit Committee for the Catholic Diocese of Orange from February 2004 until February 2009 and now serves on its Investment Committee. Mr. McCormick has been a member of the Forum for Corporate Directors since June 2003. He served as president of the Orange County Chapter of the Association for Corporate Growth from 1995 to 1996. Mr. McCormick holds a B.A. in Economics from the University of Redlands and an M.B.A. from the University of Southern California.

John P. Mitola, Age 44

Mr. Mitola has been a Director since October 31, 2007, currently serves as our compensation committee Chairman and is a member of our audit committee.  He is a managing partner with Kingsdale Capital International, a private equity and capital advisory firm specializing in merchant banking, leveraged buyouts and corporate finance.  Since June 2008, Mr. Mitola has been President of Juhl Wind, Inc., an established company and leader in community-based wind power development and management, focused on wind farm projects throughout the United States and Canada.  Mr. Mitola also currently serves as Chairman of the Illinois Toll Highway Authority and most recently was CEO of Electric City Corp where he served from January of 2000 to 2006.  In addition, Mr. Mitola is currently serving as a Managing Member of Quantum Advisors, LLC, a business consulting firm, since January of 2006.  He has over 20 years of experience in the energy and environmental industries, real estate development, venture capital, engineering and construction. Mr. Mitola was appointed to chair the board of the Illinois State Toll Highway Authority in March 2003 and has served in that capacity since that time.  The Illinois Tollway is one of the largest agencies in Illinois and is one of the largest transportation agencies in North America - with a $600 million annual operating budget and a $6.3 billion capital program, operating over 274 miles of roadway serving the Chicago metro region.

Mr. Mitola is a member of the corporate boards of Hy-Drive Technologies (TSX:HGS.V) and IDO Security Inc. (OTCBB: IDOI). He is a member of ASHRAE, IDEA, and the Association of Energy Engineers. His community affiliations include membership in the Economic Club of Chicago, Union League Club and the governing board of the Christopher House Board of Directors. He is also a member of the boards of Scholarship Chicago, the Illinois Council Against Handgun Violence and the Illinois Broadband Development Council. Mr. Mitola received his BS in Engineering from the University of Illinois at Urbana and Juris Doctor from DePaul University, College of Law.

Michael K. Lee, Age 52

Mr. Lee has been a Director since January 20, 2009, is a member of our audit and compensation committees, and is co-founder and Managing Director of Dominion Venture Management, a private equity firm specializing in early-stage companies. His investment focus has been in financial services, information/ business services and clean tech. He previously served as the Director of Operations for Equitec Financial Group where he was responsible for managing their venture capital portfolio. Mr. Lee earned a Bachelor of Arts degree and a Master of Business Administration from Brigham Young University and serves on its National Advisory Council.

The Board of Directors recommends a vote FOR each of the nominees as a director.

PROPOSAL 2:   RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Board’s Audit Committee recommends SingerLewak LLP as the Company’s independent auditor. The Board of Directors requests that stockholders ratify its selection of SingerLewak LLP, as our independent auditor for the 2010 fiscal year. If the stockholders do not ratify the selection of SingerLewak LLP, the Board of Directors will select another firm of accountants. Representatives of SingerLewak LLP will be present at the meeting, and will be provided an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the selection of SingerLewak LLP, as the Company’s independent auditor for the 2010 fiscal year.

Audit Fees

The following table sets forth fees billed to the Company by SingerLewak LLP during the fiscal years ended September 30, 2009 and September 30, 2008 for: (i) services rendered for the audit of the Company’s annual financial statements and the review of its quarterly financial statements, (ii) services that were reasonably related to the performance of the audit or review of the Company’s financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered, primarily SEC registration related fees.

		September 30, 2009	September 30, 2008

(i)	Audit Fees	$490,531	$615,341
(ii)	Audit Related Fees	-	-
(iii)	Tax Fees	-	20,405
(iv)	All Other Fees	28,403	22,228

Total Fees		$518,934	$657,974

The Audit Committee is required to pre-approve audit fees.  The audit committee met formally five times during the 2009 fiscal year.  In the fiscal year ended September 30, 2009, 100% of audit fees were pre-approved by the Audit Committee.

BOARD AND COMMITTEE MEETINGS

During the 2009 fiscal year, the Board of Directors met and/or took action by written consent 7 times. All of the Directors unanimously agreed to all of the resolutions by signing written resolutions or by voting to accept the resolutions proposed at the meeting.

There are two Board committees, an audit committee and a compensation committee. At present, Dean McCormick III, John P. Mitola and Michael K. Lee comprise the membership of both committees. Dean McCormick III serves as the Chairman of the audit committee and John P. Mitola serves as Chairman of the compensation committee.

COMMUNICATIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

The Board of Directors has not established a formal process for stockholders to send communications to its members. Any Stockholder may send a communication to any member of the Board of Directors, in care of our address. If a communication is sent to our address, we will forward any such communication to the Board member. If the stockholder would like the communication to be confidential, it should be so marked.

ATTENDANCE OF BOARD MEMBERS AT ANNUAL STOCKHOLDERS’ MEETING

Each of the members of the Board of Directors will be attending the Annual Meeting of our stockholders. At the 2009 Annual Meeting, each of our directors as of that date attended.

BOARD COMMITTEES

The Company’s Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. Each committee has a charter and each committee has three independent members.  At present, Dean McCormick III, John P. Mitola and Michael K. Lee comprise the membership of both committees.  Our Board of Directors has determined that Messrs. McCormick, Mitola and Lee meet NASDAQ independence requirements.

Audit Committee

Our Audit Committee is responsible for the appointment of our independent auditors; reviews the results and scope of the audit and other services provided by our independent auditors; reviews our consolidated financial statements for each interim period; and reviews and evaluates our internal control functions. Our audit committee is governed by a written charter, which was adopted on January 10, 2006. At present Mr. McCormick is performing the services of the committee as Chairman and Mr. Mitola and Mr. Lee serve as committee members.

From January 10, 2006 until the appointment of Mr. Mitola on October 31, 2007, our audit committee consisted of one member, Mr. McCormick, who also holds the position of Chairman. Between October 31, 2007 and January 20, 2009 the audit committee consisted of two members.  With the appointment of Mr. Lee on January 20, 2009 the audit committee presently consists of three members.  Our Board of Directors has determined that both Messrs. McCormick and Lee meet the SEC requirements of an "audit committee financial expert" within the meaning of the Sarbanes Oxley Act of 2002, Section 407(b) and meet the relevant professional experience requirements and that all three committee members are is "independent" within the meaning of the Sarbanes Oxley Act of 2002, Section 301(3).

Compensation Committee

Our Compensation Committee makes recommendations to our Board of Directors concerning salaries and incentive compensation for our employees and consultants and also selects the persons to receive options under our stock option plans and establishes the number of shares, exercise price, vesting period and other terms of the options granted under these plans. Our Compensation Committee is governed by a written charter, which was adopted on January 10, 2006.

Since January 10, 2006 and until the appointment of Mr. Mitola on October 31, 2007, our Compensation Committee consisted of one member, Mr. McCormick, who held the position of chairman until the appointment of Mr. Mitola. Until Mr. Mitola’s appointment on October 31, 2007 the Board of Directors performed the services of the committee.  Subsequent to that date, Mr. Mitola served as chairman of the compensation committee and Mr. McCormick served as a committee member. With the appointment of Mr. Lee on January 20, 2009 the compensation committee presently consists of three members.

Compensation Committee Interlocks and Insider Participation

On January 20, 2009, the Company granted Michael K. Lee options to purchase 500,000 shares of common stock of the Company at a price of $0.35 per option. These options will vest over 36 months, with 41,667 shares vesting every three months.  No other stock options were granted to Company directors during fiscal 2009.

During fiscal 2009, there were no stock options granted to executive management.

On January 20, 2009, the Company adjusted the strike price of all vested and unvested outstanding options granted to employees, executives, and directors, as of December 31, 2008, to $0.35 per share.  On February 4, 2009, the respective directors and executive officers of the Company ratified the revised option agreements.  No changes were made to any vesting schedules for any of the directors and officers.  The Company incurred a charge to earnings of $554,000 during the quarter ended March 31, 2009 as a result of this action and which reflects the difference in fair value of the option immediately before and after the re-pricing, for vested options.  From that date, the Company will recognize and additional $965,000 of compensation cost related to non-vested options that were re-priced. The following tables summarize the options outstanding as of December 31, 2008 that were affected by the price change:

Name	Weighted Average strike price prior to re-pricing	Total Options re-priced	Vested Options re-priced	Unvested Options re-priced
Directors and Officers*
Benton Wilcoxon	$1.13	4,200,000	1,333,333	2,866,667
Marvin Sepe	$1.18	2,750,000	833,333	1,916,667
Domonic Carney	$1.16	2,250,000	833,333	1,416,667
Robert Rugh**	$1.45	1,250,000	166,667	1,083,333
Michael McIntosh	$1.10	2,125,000	1,047,568	1,077,432
Dean McCormick III	$1.09	681,000	428,586	252,414
John Mitola	$2.09	500,000	166,150	333,850
Subtotal, Directors & Officers	$1.20	13,756,000	4,808,970	8,947,030
All other employees as a group	$1.17	9,620,654	5,098,960	4,521,694
Total re-priced Options	$1.19	23,376,654	9,907,930	13,468,724

* Michael Lee became a director on January 20, 2009.
** Robert Rugh resigned in connection with the discontinuation and sale of the DeWind segment effective as of September 4, 2009.

On December 14, 2009 the Company announced the hiring of John P. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster will receive an annual salary of $350,000 per year and will be eligible to participate in any management incentive compensation plans.  He has received options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which shares vest quarterly over three years.  As an incentive to join the company, in January, 2010 Mr. Brewster received $50,000 in cash and $50,000 in common stock or 161,290 shares issued in January, 2010 and valued at market prices.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Mr. McCormick, Mr. Mitola and Mr. Lee do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

NOMINATION OF DIRECTORS

The current members of the Board were selected by the Board of Directors.

On January 10, 2006 the Board of Directors organized a nominating committee to examine the candidacy of directors.  To date, new directors have been selected by each member of the Board of Directors provided however that each candidate be accepted by a majority of the independent directors voting separately. The Board fully intends to nominate directors through a nominating committee now that three independent directors have been appointed to the Board, but until such nominating committee is established, the Board shall serve as the nominating committee. The Board of Directors will consider candidates recommended by stockholders. Stockholders wishing to recommend a candidate for membership on the Board of Directors should submit to us the name of the individual and other pertinent information, including a short biography and contact information, in the manner described below on this Proxy Statement in the section titled “Stockholder Proposals”.

Some of the qualifications that may be considered by the Board of Directors in choosing a director are:

•	Minimum, relevant employment experience;

•	Familiarity with generally accepted accounting principles and the preparation of financial statements;

•	Post secondary education or professional license;

•	Previous experience as a Board member of an operating company;

•
The ability to commit the number of hours per year necessary to discharge his or her duty as a member of its Board of Directors including the ability to commit to serving on one or more board committees.

A candidate for director must agree to abide by our Code of Business Conduct and Ethics and should be prepared to sign a letter agreement with the Company outlining essential responsibilities and duties.

Our goal is to seek to achieve a balance of knowledge, experience and capability on our Board. To this end, we seek nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although we use the criteria listed above as well as other criteria to evaluate potential nominees, we do not have a stated minimum criteria for nominees. The Board does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

The Board of Directors has not received a nominee from a stockholder who is not also an officer or director of the Company. Each nominee to our Board of Directors expressed a willingness to serve during the 2010 fiscal year and, based on a review of their qualifications and was deemed to be suitable candidates for nomination.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Set forth below are our executive officers and a summary of their business experience:

Benton H Wilcoxon, 60. For a summary of Mr. Wilcoxon’s business experience, see “Election of Directors-Nominees for Election” above.

Marvin W. Sepe, 54, was appointed Chief Operating Officer in April, 2007.  Prior to joining the Company in February 2006, Mr. Sepe served as President at an Independent Management Consultant since November 2002. From October 1997 to November 2002, Mr. Sepe served as President, Executive Vice President, and General Manager at JMAR Semiconductor, Inc., a division of JMAR Technologies, Inc.  From 1981 to 1997 Mr. Sepe was with TRW Inc. (now Northrop Grumman) serving in the Components International subsidiary as Director of Business Development, and Director of Programs providing high reliability components and technology transfer to the international spacecraft community.  Mr. Sepe also has a long history with the semiconductor industry, dating back to 1976, holding engineering and process development positions with Silicon General (now Microsemi) and Silicon Systems (now TDK) including the management of their high volume offshore manufacturing operations throughout Asia.

Domonic J. Carney, 43, was appointed Chief Financial Officer on April 4, 2007. Mr. Carney served as acting Chief Financial Officer of the Company from February, 2007 to April, 2007. Mr. Carney joined the Company in January, 2005 as a management consultant and became its Vice President of Finance and Corporate Controller in March, 2005. From May, 2004 to January, 2005 Mr. Carney was a management consultant working with Cardinal Health, Inc, a medical supply company with $75 billion in revenues and $22 billion in assets. From July, 2002 to May, 2004 Mr. Carney was Finance Director for Danka Business Systems, Plc., a worldwide distributor of office equipment with revenues in excess of $400 million and assets in excess of $500 million. From February 2000 to December, 2001, Mr. Carney was Vice President of Finance for Andale, Inc. a privately held Internet auction tools company. Mr. Carney has eight additional years of experience with several private company technology startups and three years of public accounting experience with Deloitte & Touche, LLC. Mr. Carney is a Certified Public Accountant.

John P. Brewster, 56, was appointed Chief Commercial Officer and President of CTC Cable Corporation on December 14, 2009. Mr. Brewster has over thirty years of accomplished experience within the power industry. He is highly knowledgeable in all aspects of the power industry and early stage startup companies. Mr. Brewster held the position of Executive Vice President and Chief Operating Officer of Calera Corporation, a Khosla Venture funded Startup company that is dedicated to reversing global warming by capturing and storing greenhouse gasses in the build environment. Between 2000 and 2008, he also served as Executive Vice President of Plant Operations and in senior management positions in the Development Engineering, Procurement and Construction divisions for NRG Energy Inc., a publicly-traded corporation (NYSE: NRG). There he was responsible for the implementation of the new build and repower program along with plant operations worldwide.  Mr. Brewster has also served as President of NRG South Central region and represented NRG on boards both domestically and internationally.  Mr. Brewster has also served on the Board of Directors for the Louisiana Recovery Authority after Hurricane Katrina, and Mibrag, a German coal company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2009 regarding the beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by directors and executive officers, and by all of our directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class

Credit Suisse Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	67,787,264	(1)	23.52%
Estate of Peter J. Cohn David Cohn 2 Johns Rd. Setauket, NY 11733	26,835,500	(1)	9.31%
Benton H Wilcoxon 2026 McGaw Ave. Irvine, CA 92614	23,370,528	(2)	8.11%
Michael D. McIntosh 12635 E. Montview Blvd. Suite 370 Aurora, CO 80010	3,125,000	(3)	1.08%
Marvin Sepe 2026 McGaw Ave. Irvine, CA 92614	2,583,334	(4)	*
Domonic J. Carney 2026 McGaw Ave. Irvine, CA 92614	2,083,334	(5)	*
John P. Brewster 2026 McGaw Ave. Irvine, CA 92614	2,161,290	(6)	*
Robert Rugh ** 2026 McGaw Ave. Irvine, CA 92614	958,334	(7)	*
D. Dean McCormick III 9891 Irvine Center Drive, Suite 100, Irvine, CA 92618	681,000	(8)	*
Michael K. Lee 1656 N. California Blvd Walnut Creek, CA 94596	500,000	(9)	*
John P. Mitola 2700 Ogden Ave. Downers Grove, IL 60515	375,000	(10)	*
All directors and executive officers as a group (9 persons)	35,837,820	(11)	12.43%

* Less than 1%
** Mr. Rugh resigned as an officer on September 4, 2009 in conjunction with the sale of the DeWind business.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 288,269,660 shares outstanding on January 21, 2010, adjusted as required by rules promulgated by the SEC.  The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days of January 21, 2010.

(2) Includes 18,535,312 shares of common stock and 4,835,216 options to purchase shares of common stock that are currently exercisable. Exercisable options include 1,466,667 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(3) Includes 1,000,000 shares of common stock and 2,125,000 options to purchase shares of common stock that are currently exercisable.  Exercisable options include 533,333 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(4)  Includes 2,583,334 options to purchase shares of common stock that are currently exercisable including 833,333 options which are exercisable for restricted stock and which are subject to service vesting provisions. Does not include 166,666 options to purchase common shares which will not be exercisable within 60 days of January 21, 2010.

(5) Includes 2,083,334 options to purchase shares of common stock that are currently exercisable including 666,667 options which are exercisable for restricted stock and which are subject to service vesting provisions. Does not include 166,666 options to purchase common shares which will not be exercisable within 60 days of January 21, 2010.

(6) Includes 161,290 shares of common stock, and 2,000,000 options to purchase shares of common stock that are currently exercisable for restricted stock and which are subject to service vesting provisions.

(7) Includes 958,334 options currently exercisable.

(8) Includes 681,000 options to purchase shares of common stock that are currently exercisable including 120,674 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(9) Includes 500,000 options to purchase shares of common stock that are currently exercisable including 375,000 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(10)  Includes 375,000 options currently exercisable. Does not include 125,000 options to purchase common shares which will not be exercisable within 60 days of January 21, 2010.

(11) Includes 19,696,602 shares of common stock and options to purchase 16,141,218 shares exercisable within 60 days of January 21, 2010 of which 5,995,674 options are exercisable for restricted stock that is subject to service vesting provisions.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater stockholder of our common stock, or any associate or any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding, or has a material interest adverse to us.

Change in Control

To the knowledge of management, there are no present arrangements or pledges of securities of our Company that may result in a change in control of the Company, nor has any change in control occurred during our last fiscal year ended September 30, 2009, to date.  If a change of control were to occur, acceleration of unvested stock options granted to Directors and Officers would be triggered.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements were met during fiscal year ended September 30, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes Composite Technology Corporation’s (“CTC” or the “ Company”) compensation program for the three named executive officers, namely, CTC’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in fiscal 2009; additionally we discuss our new Chief Commercial Officer and President of CTC Cable Corporation, who was hired in December 2009.

Executive Compensation Overview, Philosophy and Objectives

Composite Technology Corporation’s executive compensation program is overseen by CTC’s Compensation Committee of our Board, the basic responsibility of which is to review the performance and development of CTC’s management in achieving corporate goals and objectives and to assure that CTC’s executive officers are compensated effectively and in a manner consistent with CTC’s strategy, competitive practice, sound corporate governance principles and stockholder interests. All fiscal year 2009 compensation changes were approved by the Compensation Committee for all named officers of CTC.

Benton H Wilcoxon, our Chief Executive Officer is also actively involved in the executive compensation process.  Mr. Wilcoxon reviews the performance of each of the executive officers, other than his performance, and makes recommendations to the Compensation Committee as to the salary and long-term incentive compensation packages for the named executives, excluding himself.  Mr. Wilcoxon’s compensation package is discussed with and reviewed by the Compensation Committee members and the board of directors as a whole.

While the Compensation Committee has the authority to retain independent consultants and compensation advisors, it has to date relied on independent salary surveys and publicly disclosed compensation levels from other public companies and companies operating in Southern California.  CTC operates in the competitive and rapidly changing alternative energy industry. The Compensation Committee believes that the compensation programs for CTC’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of CTC and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Attract and retain high-quality executives

•	Provide incentive awards that take into account Composite Technology Corporation’s satisfaction of designated financial and non-financial objectives.

•	Align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives, retention awards and stock ownership guidelines.

During fiscal 2009, Robert Rugh resigned as President of DeWind, in connection with the sale of the DeWind segment and effective as of September 4, 2009.  During December 2009, the Company hired John Brewster to serve as Chief Commercial Officer and President of CTC Cable Corporation.

Compensation Process

In its process for deciding how to compensate Composite Technology Corporation’s named executive officers, the Compensation Committee considers the competitive market data provided by independent compensation sources and CTC’s human resources staff. For fiscal 2009, the Compensation Committee used compensation market surveys available for Southern California public companies and reviewed the publicly disclosed compensation for companies at similar market capitalization levels and revenue growth rates within the energy, alternative energy, or advanced materials industries.

The positions of CTC’s Chief Executive Officer and the other named executive officers were compared with those of their counterparts in similar public companies located in Southern California, and the market compensation levels for comparable positions were examined to help determine cash compensation and stock option grants.  In making its annual compensation decisions for named executive officers, the Compensation Committee considers the value of each item of compensation that the executives are eligible for, both separately and in the aggregate, and on both an ongoing basis as an active employee and following termination of employment. For example, the Compensation Committee takes into account existing accumulations of vested and unvested equity in making stock option grant decisions and takes into account the Chief Executive Officer’s prior equity compensation accumulations in establishing his long-term incentive compensation targets.

The Compensation Committee determines all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to CTC and to its executives. However, tax consequences, including tax deductibility by CTC, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or CTC. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility. The Compensation Committee considers the accounting consequences to CTC of different compensation decisions and the impact on stockholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

Compensation Components

Historically, Composite Technology Corporation has provided total compensation consisting of primarily base salaries and annual stock options to its named executive officers. Under this pay model, cash compensation was low relative to annual stock option awards and cash compensation for executives was typically below market rates.  All named executive cash compensation primarily consisted of base pay.  There were no formal cash based incentive compensation plans in effect during fiscal 2009.

In fiscal 2009 the compensation committee approved certain cash compensation changes, which were conditional upon the sale of a minimum number of DeWind wind turbines. The changes were to include increases in the executive management team’s base pay levels along with cash incentive compensation payouts.  The incentive payments were to be tied to the achievement of certain key operating objectives and metrics including revenue based and profitability metrics. The compensation committee did not approve the specific operating metrics.

Although orders for a sufficient number of turbines were placed to satisfy the criteria established by the committee, the cash incentive and base pay changes have not been implemented to date.  CTC management with the support of the Board of Directors determined that the changes in the worldwide financial climate created sufficient uncertainty surrounding those orders and thereby delayed implementation of the cash compensation changes.

Base Salary

Fiscal 2009 cash compensation levels were:

Executive:	Base pay per annum:	Incentive payout at 100% of target metrics:

Benton Wilcoxon, Chairman and CEO	$400,000	$—

Marvin Sepe, Chief Operating Officer	$325,000	$—

Domonic Carney, Chief Financial Officer	$275,000	$—

Robert Rugh, President of DeWind	$325,000	$—

Fiscal 2010 compensation as currently approved by the Compensation Committee is:
Executive:	Revised base pay per annum:	Incentive payout at 100% of target metrics:

Benton Wilcoxon, Chairman and CEO	$400,000	$—

Marvin Sepe, Chief Operating Officer	$325,000	$—

Domonic Carney, Chief Financial Officer	$275,000	$—

John Brewster, Chief Commercial Officer and President of CTC Cable	$350,000	$—

The Compensation Committee is expected to revisit executive cash compensation levels including the introduction of cash incentive compensation plans later in fiscal 2010.

The Company had no deferred compensation plans in place for any employees or executives during the fiscal year including pension plans or deferred cash compensation plans.

Long-Term, Equity-Based Incentive Awards

Long-term incentives are the central element of Composite Technology Corporation’s executive compensation program. CTC continues to rely primarily on stock options as its long-term incentive vehicle of choice, and grants stock options to a large employee population to better align the interest of employees with those of stockholders. In fiscal 2009, 87% of all equity awards were granted to non-executive employees.  At the end of fiscal 2009, the eight named executives and directors had grants totaling 57% of the total outstanding options and 134 employees and contractors had grants totaling 43% of the outstanding options.

Consistent with CTC’s goal to pay for performance, a substantial component of named executive officers’ total compensation comes from the grant of long-term incentives. Because of the moderate cash compensation targets for named executive officers, and management’s belief that it will continue to have substantial revenue and stockholder value growth, CTC’s philosophy is to provide a substantial portion of executive compensation as equity based long-term compensation consisting of annual option grants with annual vesting provisions over a three year period.  This allows for a long-term stockholder value approach. The Compensation Committee believes that this is appropriate by the at-risk nature of the annual and long-term incentive structures, moderate base pay cash, CTC’s expected future performance and the fact that none of CTC’s named executive officers have employment agreements, guaranteed bonuses, supplemental executive retirement plans, perquisites, or cash severance arrangements.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers, normally near the close of the fiscal year and the review and evaluation of each executive officer’s performance. The goal of CTC’s long-term, equity-based incentive awards is to align the interests of named executive officers with stockholders and to provide each named executive officer with an incentive to manage CTC from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the magnitude of the long-term, equity-based incentives according to each named executive officer’s position within CTC and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. In addition, the Compensation Committee takes into account an individual’s performance history, his or her potential for future responsibility and promotion, the value of prior equity grants and competitive total compensation targets for the individual’s position and level of contribution. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

During fiscal 2009, the Compensation Committee made no option grants to CTC’s named executive officers under Composite Technology Corporation’s 2008 Stock Incentive Plan.  Option grants allow the executive officer to acquire shares of CTC’s common stock at a price not less than the closing selling price of CTC’s common stock on the grant date determined to be the fair market value on the date of the grant. Exercise prices will generally be set within 5% above the grant-date fair market value. The option grants will provide a return only if CTC’s share price appreciates over the option term.

As of December 31, 2009 and since the option grants issued in August, 2008, no additional option grants have been granted to any named executive officers, except for Mr. Brewster who received an option grant to purchase 2,000,000 shares of CTC stock at $0.35 per share, which vest quarterly over a three year period.  Mr. Brewster’s grant was approved by the Compensation Committee and therefore effective on December 14, 2009, coinciding with his appointment as President of CTC Cable.

CTC’s long-term, equity-based incentive award plans generally provide for forfeiture if a named executive officer participates in activities detrimental to CTC or is terminated for misconduct. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and the principles of responsible oversight, and depending upon the specific facts and circumstances of each situation, the Compensation Committee would review performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award.

All options issued and outstanding in fiscal 2009 including all options issued to Directors and named executives were under the 2008 Stock Option Plan.  In prior years, options issued to Directors and named executives were granted under the 2002 Stock Option Plan.  Both the 2002 Plan and the 2008 Plan includes provisions that call for full vesting of all unvested options under certain conditions including a Change of Control.  Change of Control is defined as having one party obtain a controlling interest of 30% of the issued and outstanding stock of the Company, the termination of employment of Benton H Wilcoxon, or the sale or liquidation of substantially all of the Company’s assets.  No such Change of Control occurred during fiscal 2009.

On January 20, 2009 in order to provide additional incentives to attract and retain key employees, officers, and directors, the Board of Directors unanimously approved a decrease in the strike price for all outstanding options issued as of January 20, 2009 to employees, officers, and directors.  All options issued and outstanding for personnel continuing to provide service to the Company, whether vested or unvested, and regardless of position within the company, had their strike price adjusted to $0.35 per option.  A total of 23,376,654 options were re-priced by the Board of Directors on January 20, 2009.

Group Benefits/Perquisites

Composite Technology Corporation’s named executive officers do not receive any special benefits like payment of club memberships, financial planning, executive dining rooms or special transportation rights. CTC does not own an airplane nor does it provide aircraft to named executive officers for business or personal reasons. There are no special employee benefit plans for the named executive officers. CTC’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as other CTC employees.

CEO Compensation

During fiscal 2009, Mr. Wilcoxon’s base salary was $400,000.  Mr. Wilcoxon or his family is the beneficiary of a $250,000 life insurance policy for which the Company pays the premiums valued at $765 per year.  He did not receive any option grants, bonuses, or other compensation in fiscal 2009.  Mr. Wilcoxon has 4,835,216 options granted to him prior to fiscal 2009 of which 1,400,000 vested during fiscal 2009 and 1,968,549 were vested prior to fiscal 2009.  The weighted average exercise price of all his options is $0.35 at September 30, 2009.

On January 20, 2009 the Company’s Board of Directors approved an adjustment to the strike price of the options granted to all current employees and directors including Mr. Wilcoxon.  The revised strike price is $0.35 per share for all outstanding current employee and director stock options.  The effect of this re-pricing was to reduce the strike price of 4,200,000 of Mr. Wilcoxon’s options of which 2,200,000 were previously at a strike price of $1.25 per option and 2,000,000 were previously at a strike price of $1.00 per option.  A total of 1,333,333 options re-priced on January 20, 2009 and originally priced at $1.00 were vested at the re-pricing date.

Summary Compensation Table

The following table contains information with respect to the compensation for fiscal years ended 2007 through 2009 of our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer and our new Chief Commercial Officer and President of CTC Cable Corporation, who was hired subsequently on December 14, 2009, that we have defined as “named executive officers” in accordance with Item 402. We reviewed all other employees and determined that no additional employees met the criteria of executive officers under the Securities Act Rule 405 or Exchange Act Rule 3b-7.  We are also disclosing the compensation of two former executives: our former DeWind, Inc. President who resigned in connection with the DeWind segment sale on September 4, 2009, and our former President who resigned in fiscal 2007. We refer to the executive officers identified in this table as the “named executive officers.”

Name and Principal Position	Fiscal Year (1)	Salary	Other Cash Compensation (2)	Option Awards(3)	All Other Compensation (4)	Total
Benton H Wilcoxon Chief Executive Officer	2009	$400,000	$—	$958,720	$765	$1,359,485
	2008	$400,000	$—	$423,600	$740	$824,340
	2007	$400,000	$50,000	$423,600	$740	$874,340

Marvin W. Sepe Chief Operating Officer	2009	$325,000	$—	$771,711	$765	$1,097,476
	2008	$325,000	$12,500	$403,760	$765	$742,025
	2007	$268,462	$12,000	$266,593	$765	$547,820

Domonic J. Carney Chief Financial Officer	2009	$275,000	$—	$504,039	$765	$779,804
	2008	$275,000	$—	$320,324	$765	$596,089
	2007	$244,423	$50,000	$183,158	$765	$478,346

John P. Brewster (5) Chief Commercial Officer and President of CTC Cable	2009	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—
	2007	$—	$—	$—	$—	$—

Robert Rugh (6) former President, DeWind	2009	$301,850	$—	$852,670	$765	$1,155,285
	2008	$285,500	$—	$—	$638	$286,138
	2007	$10,000	$—	$—	$—	$10,000

Michael Porter (7) former President	2009	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—
	2007	$233,333	$—	$—	$—	$233,333

(1)	Refers to the fiscal year ended September 30, 2009, 2008, or 2007.
(2)
The amount listed for Mr. Sepe in 2008 represents additional cash paid to compensate Mr. Sepe for unused paid time off that would have been forfeited under Company policy and for which Mr. Sepe was unable to use during the year.  It is not a general practice for the Company to make such payments but due to Mr. Sepe’s workload, this exception was provided to him.  For 2007 the amounts reflected is compensation paid to the listed executives for retroactive base pay increases granted in either fiscal 2007 or in prior years but were not implemented either due to a lack of formal approval by the Compensation Committee or due to the financial condition of the Company.  These balances were paid in March, 2007 after the Company raised cash through a private debt placement.  We do not consider these payments to be incentive based and since they were not formally agreed to between the Company and the executive, we do not consider the payments to be earned as deferred compensation in prior years.

(3)
The amounts shown reflect the expense amounts computed for financial statement reporting purposes for fiscal 2009, 2008 and 2007 in accordance with US GAAP for stock options granted in those fiscal years. On January 20, 2009 the Company’s Board of Directors approved an adjustment to the strike price of the options granted to all employees and directors including Messrs. Wilcoxon, Sepe, Carney and Rugh. The revised strike price is $0.35 per share for all outstanding stock options.  The impact of this re-pricing is included in the fiscal 2009 amounts. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 11 to our audited consolidated financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K filed with the SEC on December 14, 2009. Each option has a three-year vesting in equal installments and a term of 10 years, and generally expires shortly following the termination of the executive’s employment.

(4)	All Other Compensation is comprised of life insurance premiums paid by the Company for life insurance for which either the named executive or their family is the named beneficiary.
(5)
On December 14, 2009 the Company hired Mr. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster will receive an annual salary of $350,000 per year and will be eligible to participate in any management incentive compensation plans.  He will receive options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share.  As an incentive to join the company, in January, 2010 Mr. Brewster received $50,000 in cash and $50,000 in common stock, valued at market prices.

(6)	Mr. Rugh resigned in connection with the DeWind segment sale on September 4, 2009 and joined the Company in 2007.
(7)	Mr. Porter resigned as President in March, 2007 and joined the Company as President upon the purchase of the DeWind subsidiary in July, 2006.

Grants of Plan-Based Awards Table

The following table contains information concerning each grant of a stock option made during fiscal 2009 to the named executive officers.  The Company did not grant any options or other equity awards to any named executive during fiscal 2009. The Company did not have a non-equity incentive plan during the year.  Other than stock options granted under the 2002 stock option plan or the 2008 stock option plan, the Company did not have an equity incentive plan for fiscal 2009.

Name	Grant Date	Number of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Benton Wilcoxon	—	—	$—	$—
Marvin Sepe	—	—	$—	$—
Domonic Carney	—	—	$—	$—
John Brewster (1)	—	—	$—	$—

(1)
On December 14, 2009, subsequent to the end of fiscal 2009, the Company hired Mr. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster will receive options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which vest quarterly over a three year period.

Outstanding Equity Awards at Fiscal Year-End Table

The following table contains information regarding unexercised stock options held by our named executive officers as of September 30, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options (1)	Option Exercise Price	Option Expiration Date
Benton Wilcoxon	635,216	(2)	—	—	$0.35	12/31/2016
	2,000,000	(3)	—	—	$0.35	12/31/2016
	2,200,000	(1)	—	1,466,667	$0.35	8/6/2018

Marvin Sepe	400,000	(4)	—	—	$0.35	12/31/2016
	600,000	(5)	—	—	$0.35	12/31/2016
	500,000	(6)	166,667	—	$0.35	12/31/2016
	1,250,000	(1)	—	833,333	$0.35	8/6/2018

Domonic J. Carney	500,000	(7)	—	—	$0.35	12/31/2016
	250,000	(8)	—	—	$0.35	12/31/2016
	500,000	(6)	166,667	—	$0.35	12/31/2016
	1,000,000	(1)	—	666,667	$0.35	8/6/2018

John Brewster (11)	—		—	—	—	—

Robert Rugh	458,334	(9)	—	—	$0.35	9/04/2010
	500,000	(10)	—	—	$0.35	9/04/2010

(1)
These options were granted on August 6, 2008, vest in equal annual installments over a 3-year period, and will be fully vested on August 6, 2011.  The options provide for exercise at any time by the grantee, subject to repurchase rights by the Company for unvested or unearned shares purchased.

(2)	These options were granted on June 11, 2001, vested in equal annual installments over a 5-year period, and were fully vested as of June 11, 2006.

(3)	These options were granted on September 27, 2006, vest in equal annual installments over a 3-year period, and were fully vested on September 27, 2009.

(4)	These options were granted on January 14, 2006, vest in equal annual installments over a 3-year period, and were fully vested on January 14, 2009.

(5)	These options were granted on April 27, 2006, vest in equal annual installments over a 3-year period, and were fully vested on April 27, 2009.

(6)	These options were granted on April 6, 2007, vest in equal annual installments over a 3-year period, and will be fully vested on April 6, 2010.

(7)	These options were granted on May 9, 2005, vest in equal annual installments over a 3-year period, and were fully vested on May 9, 2008.

(8)	These options were granted on May 1, 2006, vest in equal annual installments over a 3-year period, and were fully vested as on May 1, 2009.

(9)
These options were granted on December 4, 2007.  Mr. Rugh resigned on September 4, 2009 in connection with the sale of DeWind and all unvested options were cancelled on that date.  Vested options expire one year from the resignation date on September 4, 2010.

(10)
These options were granted on September 4, 2008. Mr. Rugh resigned on September 4, 2009 in connection with the sale of DeWind and all unvested options were cancelled on that date.  Vested options expire one year from the resignation date on September 4, 2010.

(11)
On December 14, 2009 the Company hired Mr. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster will receive options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which vest in equal quarterly installments over a three year period.

Option Exercises and Stock Vested Table

There were no option exercises by any of our named officers during fiscal 2009.

Employment Agreements and Severance Agreements with Executive Officers

We have no employment agreements or severance agreements with any of our Executive Officers. Messrs. Wilcoxon, Sepe, Carney, and Brewster are “at-will” employees and the Company can terminate their employment at any time.

Pursuant to option agreements entered into between the Company and Messrs Wilcoxon, Sepe, Carney and Brewster between May 9, 2005 and December 14, 2009, if in the event of a “change in control” in the Company, any portion of the option to acquire the Company’s shares that has not yet vested at the time of the change in control shall automatically accelerate the unvested portion of the Option shall be fully and immediately vested as of the earlier of (i) the date any proposed change in control has been approved by the Company’s board of directors, whether or not all of the terms of such transaction have been determined, (ii) the date change in control has actually occurred, or (iii) the date of the death, disability, retirement, or other termination of employment of Benton Wilcoxon.  Change of control means either the sale or transfer of more than fifty percent (50%) of the assets of the Company, whether in a single transaction or a series of transactions, or the sale or transfer to any person or Common Group, or acquisition by any person or Common Group, of twenty percent (20%) or more of the outstanding common stock of the Company, whether in a single transaction or a series of transactions where a “Common Group” is five or fewer persons, excluding acquisitions made by Benton Wilcoxon. The sale of the DeWind segment on September 4, 2009 did not trigger a change in control, as defined above.

The following table describes the value to the named executive officers pursuant to the acceleration-of-vesting provisions in his option agreements, assuming that a change in control of Composite Technology Corporation occurred on September 30, 2009. The actual value of such acceleration to each executive listed below can only be determined definitively at the time of an executive’s actual termination.

Value of option acceleration (1)
Benton Wilcoxon	$117,333
Marvin Sepe	$80,000
Domonic J. Carney	$66,667
John Brewster (2)	$—

(1)
Represents the number of option shares that would accelerate, multiplied by the excess of $0.43 per share (the last sale price of Composite Technology Corporation common stock on September 30, 2009) over the exercise price of the option.  The closing market price on January 15, 2010 was $0.30 per share which was below the option strike price of $0.35, therefore options subject to acceleration provisions have no intrinsic value as of that date.

(2)
As described above, Mr. Brewster’s options were granted subsequent to September 30, 2009; however, the intrinsic value of his 2,000,000 shares would have been $160,000 if they had been granted as of such date.

COMPENSATION OF THE BOARD OF DIRECTORS

Directors are eligible to participate in the Composite Technology Corporation 2002 Non-Qualified Stock Compensation Plan and the 2008 Stock Compensation Plan. Grants of options from the Plan are discretionary and are subject to the approval of the Board of Directors.

On January 20, 2009, the Company entered into a Letter Agreement with its newly appointed independent Director, Michael K. Lee. The Agreement provided for Mr. Lee’s appointment as a member of the Board of Directors to last one year or until the annual general meeting at which new directors are selected and that the terms of the agreement would govern any extension and reelection as a Director for a period of up to two (2) additional terms for a total of up to three years. The Agreement provides for a monthly remuneration of $5,000 which includes compensation for his service on the Audit and Compensation Committees. $5,000 and the granting of 500,000 options to purchase shares of the Company’s common stock as further described below.  The Agreement provides for the reimbursement of expenses and the benefit of the Company’s liability insurance for Directors and Officers. The agreement provides for attendance of a minimum of four quarterly meetings per calendar year and one meeting held following the annual general meeting and the obligation to serve on Board Committees as required. The appointment of Mr. Lee as a Director may be terminated at any time for any or no reason by Mr. Lee or the Company upon written notice to the other in accordance with the Bylaws.

On January 20, 2009, the Company entered into an Option Agreement with its newly appointed independent Director, Michael K. Lee. Pursuant to the Option Agreements Mr. Lee was granted 500,000 options to acquire the Company’s shares of common stock at an exercise price of $0.35. The options will vest over a period of 36 months with the first portion of 41,667 options vesting 3 months after the grant date and thereafter an additional portion of 41,667 options will vest at regular 3-monthly intervals until the vesting of the twelfth and final last portion of 41,663 options on the 3-year anniversary of the grant date. The Options expire on January 20, 2019. The options are granted under and governed by the terms and conditions of the 2008 Non-Qualified Stock Compensation Plan and the Option Agreements. The options are neither transferable nor assignable by Optionee other than by will or by the laws of descent. In the event one of the Optionee shall (i) voluntarily resign from his position or, (ii) either refuse to stand for reelection when requested at any time within a 3 year period from the date of the Grant or shall not be reelected at the annual general meeting, then any portion of the Option that has not yet vested shall immediately be cancelled and any portion of the Option that has vested shall remain exercisable until the Expiration Date. In the event that the Optionee shall (i) be removed from his position as a Director of the Company for any reason other than Misconduct, or (ii) not be asked to stand for reelection at any time within a 3 year period from the date of the Grant, then all of the options shall immediately and fully vest and remain exercisable until the Expiration Date, provided however, that the Optionee shall have completed a term of service as a director of more than 6 full calendar months. Should Optionee's Service be terminated for Misconduct, then the Options will be cancelled. In the event of a “change in control” in the Company, any portion of the Option to acquire the Option Shares that has not yet vested at the time of the change in control shall automatically accelerate so that such Option shall, immediately prior to the effective date of the Change in Control, become exercisable remain exercisable until the Expiration Date, unless and to the extent: (i) the option obligations were assumed by the successor corporation or otherwise continue in full force and effect pursuant to the terms of the change in control transaction; or (ii) this are replaced with a cash incentive program which preserves the spread existing at the time of the change in control on the shares of Common Stock for which the Option is granted and provides for subsequent payout of such cash amount within 3 months. If the option obligations are assumed in connection with a change in control, then the rights will be appropriately adjusted to apply to the number and class of securities or other property which would have been issuable to Optionee had the Option been exercised immediately prior to the change in control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

Except as noted above for the newly appointed Director, Michael K. Lee, all other Directors compensation was unchanged in fiscal 2009 and included monthly cash compensation of $4,000 with an additional $1,000 per month for participation in a committee and an additional $500 per month for chairing a committee; therefore $4,000 for Mr. McIntosh, and $5,500 for Messrs Mitola and McCormick.  Mr. Wilcoxon does not receive additional cash compensation specific to his service as a Director.

The following table summarizes the compensation of our Outside Directors during fiscal 2009.

Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Michael D. McIntosh	$48,000	$486,902	—	$534,902
D Dean McCormick III	$66,000	$147,857	—	$213,857
John Mitola	$66,000	$255,391	—	$321,391
Michael Lee	$40,000	$112,816	—	$152,816

(1)
The amounts shown reflect the expense amounts computed for financial statement reporting purposes for fiscal 2009 in accordance with US GAAP, excluding an estimate of forfeitures, of options granted in and prior to fiscal 2009. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 11 to our audited consolidated financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K filed with the SEC on December 14, 2009.

As of September 30, 2009, each Outside Director held options for the following aggregate number of shares of common stock:

Name		Number of options
Michael D. McIntosh	(1)	2,125,000
D Dean McCormick III	(2)	681,000
John Mitola	(3)	500,000
Michael Lee	(4)	500,000

(1)
Mr. McIntosh’s options include 325,000 options granted on 1/10/2006 at $1.04 (re-priced to $0.35 on January 20, 2009) per option for his services as an Outside Director and 1,000,000 options granted on 9/27/2006 at $1.00 (re-priced to $0.35 on January 20, 2009) per option and 800,000 options grated on August 6, 2008 as additional compensation for the TMA and TMG consulting services described below.  During fiscal 2009, the Company recorded fair value expense of $64,666, $269,901 and $152,335 for the partial vesting of the 325,000, 1,000,000 and 800,000 option grants respectively.

(2)
Mr. McCormick’s options include 325,000 options granted on 1/10/2006 at a $1.04 (re-priced to $0.35 on January 20, 2009) strike price, 175,000 options granted on September 27, 2006 at a $1.00 (re-priced to $0.35 on January 20, 2009) strike price, and 181,000 options granted on August 11, 2008 at a $1.25 (re-priced to $0.35 on January 20, 2009) strike price.  All of Mr. McCormick’s options vest quarterly on a ratable basis over three years. During fiscal 2009, the Company recorded fair value expense of $64,666, $47,381 and $35,810 for the partial vesting of the 325,000, 175,000 and 181,000 option grants respectively.

(3)
Mr. Mitola received 500,000 options at an exercise price of $2.09 (re-priced to $0.35 on January 20, 2009) with a three year quarterly vesting schedule upon his appointment as an Outside Director on October 31, 2007. During fiscal 2009, the Company recorded fair value expense of $255,391 for these options.

(4)
Upon his appointment on January 20, 2009 Mr. Lee received an option grant of 500,000 options at a strike price of $0.35 per option.  The options vest in equal quarterly installments over a three year period.  During fiscal 2009, the Company recorded fair value expense of $112,816 for these options.

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	25,900,964		$0.28	17,268,150
Equity compensation plans not approved by security holders	3,553,171	(1)	$1.06	—

Total	29,454,135		$0.37	17,268,150

(1)
See table below for the detail of the warrants issued for services.  The Series name corresponds to the warrants listed in Note 10, page 61 of our Form 10-K for fiscal 2009 filed with the Securities and Exchange Commission on December 14, 2009.  Services are primarily for financing fees related to the May, 2009 bridge debt and the debt and equity capital raises for fiscal 2007 and prior years except for Series 2006 C, D, and E which are in payment of consulting fees for public relations services provided from January 1, 2006 through December 31, 2008.

Warrant Series Name	Grant Date	Strike Price	Expiration Date	Warrants
2006 Series C	May, 2006	$0.75	December, 2010	200,000

2006 Series D	May, 2006	$0.75	December, 2010	200,000

2006 Series E	May, 2006	$0.75	December, 2010	200,000

2007 Convertible Debt Fees	Mar, 2007	$0.99	February, 2010	1,291,833

2007 PIPE Series 1	June, 2007	$1.26	June, 2010	1,209,066

2007 PIPE Series 2	June, 2007	$1.27	June, 2010	302,272

2008 Debt Service	October, 2008	$0.95	May, 2010	150,000

Total				3,553,171

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship between the Company and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest and when the amount involved exceeds $120,000.

If a related person proposes to enter into such a transaction, arrangement or relationship, defined as a “related party transaction,” the related party must report the proposed related party transaction to our Chief Financial Officer. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. If practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related party transaction. Any related party transactions that are ongoing in nature will be reviewed annually at a minimum.  The related party transactions listed below were reviewed by the full board of directors and the Audit Committee during the year.

The Company had contracts with two companies owned by one of its Outside Directors, Michael McIntosh: a legal services agreement with The McIntosh Group (TMG) for legal and intellectual property services and a consulting agreement with Technology Management Advisors, LLC (TMA) for strategic business advisory services related to technology and international patent and intellectual property filings. The initial agreements were executed on March 1, 2002 for a term of three years and were renewed in March, 2005 for an additional three years expiring on February 29, 2008. Each contract provides for payment of service fees of $250,000 per annum plus out of pocket expenses.

On July 3, 2006 these agreements were cancelled and replaced with three agreements as follows:

•	An agreement between TMG and CTC Cable, a wholly owned subsidiary operating as the “cable” segment of the Company to provide legal and intellectual property services for that segment.

•	An agreement between TMA and the Company to provide management services related to the Company’s technology protection and management.

Each of these agreements is for $250,000 per year, payable in equal installments at the beginning of each calendar month. Each agreement was scheduled to terminate on July 3, 2009, provided that it may be terminated at the end of each anniversary of its effective date upon 90 days prior written notice to the other party. On November 1, 2009 each of the agreements were renewed under the same terms.

For the fiscal year ended September 30, 2009 we recorded fees of $250,000 and patent filing fees of $70,000 for TMG, and fees of $250,000 and incidental expenses of $70,000 for TMA. All of these expenses were recorded to Research and Development expense.

As of September 30, 2009 the Company had outstanding balances due to TMG and TMA of $41,000 and $24,000 respectively, included in accounts payable.

Mr. McIntosh received an option grant of 325,000 options granted on January 9. 2006 with an exercise price of $1.04 (re-priced to $0.35 on January 20, 2009) per option and an option grant of 1,000,000 options granted on September 27, 2006 with an exercise price of $1.00 (re-priced to $0.35 on January 20, 2009) per option.  As additional compensation for the TMG and TMA consulting services described above, on August 6, 2008 Mr. McIntosh received an option grant of 800,000 options with an exercise price of $1.25 (re-priced to $0.35 on January 20, 2009) per option.  These option grants are included in the Outside Directors option grant table included above.  During fiscal 2009, the Company recorded fair value expense of $152,335 for the vesting of 266,667 options related to the 800,000 option grant.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in next year’s Proxy Statement and form of proxy must be directed to the Corporate Secretary at Composite Technology Corporation, 2026 McGaw Ave. Irvine, CA 92614 and must be received by September 21, 2010 to be considered for inclusion. If a stockholder intends to submit a proposal or nomination for director for our 2011 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with Rule 14a-4(c)(1) no later than December 7, 2010. For proposals that are not timely filed, we retain discretion to vote proxies we receive. For proposals that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a Proxy Statement.

Investor Information

All reports filed by the Company with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 450 Fifth St., N.W., Washington, D.C., 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company also provides copies of its Forms 8-K, 10-K, 10-Q, Proxy, Annual Report and press releases at no charge to investors upon request and makes electronic copies of such reports and press releases available through its website at www.compositetechcorp.com as soon as is practicable after filing such material with the SEC. Requests should be sent to the Company, attention: Lang Jin, Secretary.

COMPENSATION AND AUDIT COMMITTEE REPORTS AND PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the compensation committee, the audit committee report and the stock performance graph which follows shall not be deemed to be "soliciting material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Composite Technology Corporation’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Composite Technology Corporation’s Annual Report on Form 10-K for its 2009 fiscal year.

Submitted by the Compensation Committee of the Board of Directors:

John P. Mitola
Dean McCormick III
Michael K. Lee

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors has furnished the following report on Audit Committee matters:

Pursuant to its charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered public accounting firm. The Committee also oversees the performance of the Company’s corporate governance function and the Company’s compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Committee relies, without independent verification, on the information provided to it and the representations made by management, the Company’s corporate governance personnel and the Company’s independent registered public accounting firm. Management retains direct responsibility for the financial reporting process and system of internal controls.

In furtherance of its role, the Audit Committee has an annual agenda which includes periodic reviews of the Company’s internal controls and of areas of potential exposure for the Company such as litigation matters. The Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm and other financial professional services providers. These services may include audit services, audit-related services, tax services, and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The Company’s independent registered public accounting firm and management report annually to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed. All services provided by SingerLewak LLP and the related fees in the 2009 fiscal year were approved in accordance with the Audit Committee’s policy.

The Audit Committee has reviewed and discussed with management (i) the audited financial statements of the Company for Fiscal 2009, (ii) the Company’s evaluation of the effectiveness of our internal control over financial reporting as of September 30, 2009 and (iii) the related opinions by the Company’s independent registered public accounting firm. The Audit Committee has also discussed with SingerLewak LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from SingerLewak LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with SingerLewak LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

For fiscal year 2009, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company’s public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of internal control over financial reporting.

In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures for receipt, retention, and treatment of complaints for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.

Submitted by the Audit Committee of the Board of Directors:

Dean McCormick III
John P. Mitola
Michael K. Lee

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total stockholder return of $100 invested in our common stock on September 30, 2004 through September 30, 2009 relative to the cumulative total return of $100 invested in the Russell 2000 Index and two peer companies; American Superconductor Corporation (AMSC) and General Cable Corp. (BGC), calculated similarly for the same period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE COMPANY, THE RUSSELL 2000 INDEX,
AND TWO PEER ISSUERS

* $100 invested on 10/1/2004 in stock or index—including reinvestment of dividends, if any.  Fiscal year ended September 30.

OTHER MATTERS

We are not aware of any other business to be acted on at the meeting. If other business requiring a vote of the stockholders comes before the meeting, the holders of the proxies will vote in accordance with their best judgment.

*****